EXHIBIT 5.1

November 4, 2011

Curtiss-Wright Corporation
10 Waterview Boulevard
Parsippany, New Jersey 07054

          Re: Registration Statement on Form S-8

Ladies and Gentlemen:

          I am the Associate General Counsel and Assistant Corporate Secretary of Curtiss-Wright Corporation, a Delaware corporation (the “Company”) and, in such capacity, I have acted as counsel in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 1,200,000 shares of common stock, par value $1.00 per share of the Company (the “Common Stock”), which may be issued by the Company pursuant to the terms of the Company’s Employee Stock Purchase Plan (As Amended, effective January 1, 2011) (the “Plan”).

          I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such corporate records and such other documents as I have deemed relevant as a basis for my opinion hereinafter expressed.

          Based on the foregoing, I am of the opinion that the 1,200,000 shares of Common Stock being registered for issuance pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In doing so, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Paul J. Ferdenzi

Paul J. Ferdenzi